                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549


                                 ____________

                                  SCHEDULE 13G
                               (Amendment No. 3)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934


                           Tenneco Automotive, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   880349105
                        ------------------------------
                                 (CUSIP Number)

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 2 of 11 Pages
 -----------------------                             -----------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Management LP
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          --0--
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING
                          --0--
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      --0--
------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      --0--
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      PN
------------------------------------------------------------------------------

  ----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 3 of 11 Pages
 -----------------------                             -----------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Highfields GP LLC
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          --0--
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING
                          --0--
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      --0--
------------------------------------------------------------------------------
10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      --0--
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      00
------------------------------------------------------------------------------

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 4 of 11 Pages
 -----------------------                             -----------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jonathon S. Jacobson
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          --0--
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING
                          --0--
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      --0--
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDE CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      --0--
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 5 of 11 Pages
 -----------------------                             -----------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          --0--
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING
                          --0--
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      --0--
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


      --0--
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      IN
------------------------------------------------------------------------------

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 6 of 11 Pages
 -----------------------                             -----------------------


------------------------------------------------------------------------------
 1.   NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Ltd.
------------------------------------------------------------------------------
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
 3.   SEC USE ONLY



------------------------------------------------------------------------------
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION


      Cayman Islands
------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER

     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                     6.   SHARED VOTING POWER
   BENEFICIALLY

     OWNED BY             -0-
                   -----------------------------------------------------------
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
       WITH
                          --0--
------------------------------------------------------------------------------
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      -0-
------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                    [_]

------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


       -0-
------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

      OO
------------------------------------------------------------------------------

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 7 of 11 Pages
 -----------------------                             -----------------------

Item 1(a).  Name of Issuer:

            Tenneco Automotive Inc.
            -----------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            500 North Field Drive, Lake Forest, Illinois 60045
            --------------------------------------------------

Item 2(a).  Name of Person Filing:

            This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

            (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

            (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

            (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

            (iv)    Richard L. Grubman, a Managing Member of Highfields GP.

            This statement is also being filed by Highfields Capital Ltd., an exempted limited company organized under the laws of the Cayman Islands.

            Highfields Capital Management, Highfields GP, Mr. Jacobson, Mr. Grubman and Highfields Capital Ltd. are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Address for Highfields Capital Management, Highlands GP, Jonathon Jacobson and Richard Grubman:
            c/o Highfields Capital Management, 200 Clarendon Street, Boston, Massachusetts 02117
            ---------------------------

            Address for Highfields Capital Ltd.:
            c/o Goldman Sachs (Cayman) Trust, Limited
            Harbour Centre, North Church Street
            P.O. Box 896
            Georgetown, Grand Cayman
            Cayman Islands, B.W.I.
            ----------------------

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 8 of 11 Pages
 -----------------------                             -----------------------

Item 2(c).  Citizenship:

            Highfields Capital Management - Delaware
            Highfields GP - Delaware
            Richard L. Grubman - United States
            Jonathon S. Jacobson - United States
            Highfields Capital Ltd. - Capital Islands
            -----------------------------------------

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $.01 per share
            --------------------------------------

Item 2(e).  CUSIP Number:

            880349105
            ---------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:


            (a)   [_]    Broker or dealer registered under Section 15 of the
                         Exchange Act.

            (b)   [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)   [_]    Insurance company as defined in Section 3(a)(19) of the
                         Exchange Act.

            (d)   [_]    Investment company registered under Section 8 of the
                         Investment Company Act.

            (e)   [_]    An investment adviser in accordance with Rule 13d-
                         1(b)(1)(ii)(E);

            (f)   [_]    An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F);

            (g)   [_]    A parent holding company or control person in
                         accordance with Rule 13d-1(b)(1)(ii)(G);

            (h)   [_]    A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act;

            (i)   [_]    A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act;

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 9 of 11 Pages
 -----------------------                             -----------------------

          (j)     [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(c), check this box.
                                                                         [X]

Item 4.    Ownership.

           The Reporting Persons no longer beneficially own any of the common stock of the Issuer.

Item 5.    Ownership of Five Percent or Less of a Class.

           If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the
           following.                                                    [X]

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

           Not applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not applicable.

Item 9.    Notice of Dissolution of Group.

           Not applicable.

Item 10.   Certification.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issue of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 10 of 11 Pages
 -----------------------                             -----------------------


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              February 14, 2001
                              -----------------
                                    Date

                              HIGHFIELDS CAPITAL MANAGEMENT LP

                              By: Highfields GP LLC, its General Partner

                              /s/ KENNETH H. COLBURN
                              -------------------------------------------
                                            Signature

                              Kenneth H. Colburn, Authorized Signatory
                              -------------------------------------------
                                            Name/Title


                              HIGHFIELDS GP LLC

                              /s/ KENNETH H. COLBURN
                              -------------------------------------------
                                            Signature

                              Kenneth H. Colburn, Authorized Signatory
                              -------------------------------------------
                                            Name/Title


                              JONATHON S. JACOBSON

                              /s/ KENNETH H. COLBURN
                              -------------------------------------------
                                            Signature

                              Kenneth H. Colburn, Attorney-in-Fact
                              -------------------------------------------
                                            Name/Title


                              RICHARD L. GRUBMAN

                              /s/ KENNETH H. COLBURN
                              -------------------------------------------
                                            Signature


                              Kenneth H. Colburn, Attorney-in-Fact
                              -------------------------------------------
                                            Name/Title

 -----------------------                             -----------------------
   CUSIP No. 880349105               13G/A              Page 11 of 11 Pages
 -----------------------                             -----------------------


                             HIGHFIELDS CAPITAL LTD.

                             By:  Highfields Capital Management LP,
                                  its Investment Manager and Attorney-in-Fact


                             By:  Highfields GP LLC, its General Partner


                             /s/ KENNETH H. COLBURN
                             -------------------------------------------------
                                                Signature



                             Kenneth H. Colburn, Authorized Signatory
                             --------------------------------------------------
                                                Name/Title